EXHIBIT 4.4

TELLABS, INC.

EMPLOYEE RETENTION INCENTIVE PROGRAM

     1.     About this Program.

     This Tellabs, Inc. Employee Retention Incentive Program (this “Program”) has been established for Eligible Employees in order to provide retention incentives to certain employees of Tellabs, Inc. (“Tellabs” or “Parent”) and/or employees of the Surviving Corporation, as the case may be.

     An award (if any) of Parent Common Stock to an Eligible Employee pursuant to this Program is in addition to any other incentives, pay or other benefits to which the Eligible Employee may be entitled to receive from Tellabs or any of its subsidiaries (including the Surviving Corporation) in connection with his or her employment therewith.

     2.     Definitions.

     Unless otherwise defined herein, any capitalized terms herein shall have the meanings ascribed to them in the Merger Agreement.

     "Acquired Companies” has the meaning ascribed to it in the Merger Agreement.

     "Administrator” means the Board of Directors of Parent or a committee thereof designated by the Board of Directors of Parent.

     "Award Amount” means the number of shares of Tellabs common stock (rounded down to the nearest whole share) that is equal to the quotient yielded by dividing Ten Million Dollars ($10,000,000) by the Parent Stock Price. Notwithstanding the foregoing, in the event that there is any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock occurring on or after the Effective Time, the Award Amount shall be appropriately adjusted.

     "Award Per Share Amount” as of a particular Distribution Date means the quotient yielded by dividing (i) the portion of the Award Amount payable by Parent on the applicable Distribution Date in accordance with the provisions of this Program by (ii) the sum of (A) the total number of shares of Company Common Stock Held at the Signing Time by individuals who are Eligible Employees as of such Distribution Date, (B) the total number of shares of Company Common Stock that were issuable upon exercise of Lower-Priced Company Stock Options Held at the Signing Time by individuals who are Eligible Employees as of such Distribution Date and (C) the total number of shares of Company Common Stock that were issuable upon exercise of Lower-Priced Company Stock Options issued by the Company after the Signing Time and prior to the Effective Time by individuals who are Eligible Employees as of such Distribution Date.

"Cause” means (i) any unreasonable refusal by the employee to perform the employee’s duties promptly and adequately as directed by the employee’s manager, which are consistent with the scope and nature of the employee’s position; (ii) any intentional act of fraud, embezzlement or theft by the employee during the course of the employee’s employment or any prior employment, or the employee’s admission or conviction of a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation; (iii) any gross negligence or willful misconduct of the employee resulting in a loss to Parent or any of its subsidiaries (including the Surviving Corporation); (iv) any conduct which damages the reputation of Parent or any of its subsidiaries (including the Surviving Corporation); (v) excessive absenteeism inconsistent with the employment policies of Parent; or (vi) insubordination.

     "Company” means Vivace Networks, Inc., a Delaware corporation.

     "Company Common Stock” has the meaning ascribed to it in the Merger Agreement.

     "Effective Time” has the meaning ascribed to it in the Merger Agreement.

     "Eligible Employees” as of a particular Distribution Date (as defined below) means individuals who: (i) were employees of any of the Acquired Companies and (x) Held Company Common Stock or Lower-Priced Company Stock Options at the Signing Time or (y) were granted Lower-Priced Company Stock Options by the Company after the Signing Time and prior to the Effective Time; and (ii) are employees of Parent or any of its subsidiaries (including the Surviving Corporation) on such Distribution Date; provided, however, that individuals who satisfy the preceding clause (i) but whose employment with Parent or any of its subsidiaries (including the Surviving Corporation) was terminated by Parent or any of its subsidiaries (including the Surviving Corporation) at or after the Effective Time other than for Cause shall be deemed Eligible Employees: (a) for purposes of clause “(A)” of each of Sections 4(b)(i), 4(b)(ii), 4(b)(iii) and 4(b)(iv) below, through and including the first Distribution Date only following the date of such termination, and (b) for purposes of clause “(B)” of each of Sections 4(b)(i), 4(b)(ii), 4(b)(iii) and 4(b)(iv) below, through and including the final Distribution Date.

     "GAAP” has the meaning ascribed to it in the Merger Agreement.

     "Held” means, with respect to Company Common Stock or Company Stock Options, that the applicable individual (i) has the power to vote or direct the vote of such Company Common Stock, or (ii) has the power to dispose or direct the disposition of such Company Common Stock or Company Stock Options. Without limiting the foregoing, if an Eligible Employee shall have transferred any shares of Company Common Stock to a Family Member, as such term is defined in Rule 701 promulgated under the Securities Act of 1933, as amended, and such shares of Company Common Stock were held by such Family Member at the Signing Time, such shares shall be deemed to have been “Held” by such Eligible Employee at the Signing Time for all purposes of this Program.

     "Lower-Priced Company Stock Options” has the meaning ascribed to it in the Merger Agreement.

     "Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization by and among Tellabs, Inc., Venice Acquisition Corp., Vivace Networks, Inc., Kenneth Koenig as Stockholder Representative, and, with respect to Article VII only, LaSalle Bank National Association as Escrow Agent, dated as of May 12, 2003.

     "Parent Common Stock” has the meaning ascribed to it in the Merger Agreement.

     "Parent Stock Price” shall mean U.S. $7.00.

     "Person” has the meaning ascribed to it in the Merger Agreement.

     "Qualified Products” means any products identified on Exhibit A, as well as any software upgrades or releases with respect to such products and any products that constitute enhancements or further developments to or derivatives of any of the foregoing.

     "Qualified Revenues” means (i) for the period from April 1, 2003 through and including the Effective Time, the total dollar amount of Qualified Products sold or otherwise disposed of to third parties during such period by the Company (excluding any and all fees for maintenance, support or other services) and credited to the income statement of the Company in accordance with the Company’s then-existing revenue recognition rules; provided, however, that the amount credited under this clause (i) shall exclude, except with respect to Qualified Products delivered to NTT or as Parent otherwise agrees in writing, the dollar amount of any Qualified Products sold at a price less than that which yields gross profit determined in accordance with GAAP (calculated in the aggregate as a percentage of revenue associated with each such sale or other disposition) of less than fifty percent (50%), (ii) for the period beginning the first day following the Effective Time, the total dollar amount of Qualified Products sold or otherwise disposed of to third parties during such period by the Surviving Corporation or Parent or any of Parent’s other subsidiaries (excluding any and all fees for maintenance, support or other services) and credited to the income statement of Parent in accordance with

Parent’s then-existing revenue recognition rules; and (iii) for any period, any other amounts which Parent in its sole discretion has consented in writing shall be deemed Qualified Revenues.

     "Signing Time” means the close of business on May 12, 2003.

     "Stockholder Representative” has the meaning ascribed to it in the Merger Agreement.

     "Successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of Parent.

     "Surviving Corporation” has the meaning ascribed to it in the Merger Agreement.

     3.     Eligibility.

     Eligible Employees are eligible to participate in this Program.

     4.     Award of Parent Common Stock.

          (a) In General.

     To the extent payable in accordance with the provisions of this Program, on each date on which a portion of the Award Amount is required to be distributed by Parent pursuant to Section 4(b) below (each such date, a “Distribution Date”), each Eligible Employee as of such Distribution Date shall be entitled to receive that number of shares of Parent Common Stock equal to the product of (i) the Award Per Share Amount as of such Distribution Date, and (ii) the sum of (A) the total number of shares of Company Common Stock Held by such Eligible Employee at the Signing Time, (B) the total number of shares of Company Common Stock that were issuable upon the exercise of Lower-Priced Company Stock Options Held by such Eligible Employee at the Signing Time and (C) the total number of shares of Company Common Stock that were issuable upon the exercise of Lower-Priced Company Stock Options issued by the Company to such Eligible Employee after the Signing Time and prior to the Effective Time.

          (b) Distribution.

     Parent shall release and distribute the portion of the Award Amount that becomes distributable to Eligible Employees pursuant to this Program, if any, as follows:

               (i) February 14, 2004 Payment. On or before February 14, 2004, Parent shall release and distribute that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the sum of (A) the product of (1) one hundred twenty-five one-thousandths (0.125) and (2) the Award Amount and (3) the quotient (but not to exceed 1.0) yielded by dividing the cumulative Qualified Revenues from April 1, 2003 through and including December 31, 2003, by Ten Million Dollars ($10,000,000) (the amount described in this clause (A), the “December 2003 Revenue Amount”), plus (B) that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the quotient yielded by dividing $1,250,000 by the Parent Stock Price.

               (ii) August 14, 2004 Payment. On or before August 14, 2004, Parent shall release and distribute that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the sum of (A) the difference between (1) the product of (I) twenty-five one-hundredths (0.25), (II) the Award Amount and (III) the quotient (but not to exceed 1.0) yielded by dividing the cumulative Qualified Revenues from April 1, 2003 through and including June 30, 2004 by Twenty Million Dollars ($20,000,000) and (2) the December 2003 Revenue Amount (the amount described in this clause (A), the “June 2004 Revenue Amount”), plus (B) that number of shares of

Parent Common Stock (rounded down to the nearest whole share) equal to the quotient yielded by dividing $1,250,000 by the Parent Stock Price.

               (iii) February 14, 2005 Payment. On or before February 14, 2005, Parent shall release and distribute that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the sum of (A) the difference between (1) the product of (I) three hundred seventy-five one-thousandths (0.375), (II) the Award Amount and (III) the quotient (not to exceed 1.0) yielded by dividing the cumulative Qualified Revenues from April 1, 2003 through and including December 31, 2004 by Thirty Million Dollars ($30,000,000) and (2) the sum of (I) the December 2003 Revenue Amount and (II) the June 2004 Revenue Amount (the amount described in this clause (A), the “December 2004 Revenue Amount”), plus (B) that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the quotient yielded by dividing $1,250,000 by the Parent Stock Price.

               (iv) August 14, 2005 Payment. On or before August 14, 2005, Parent shall release and distribute that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the sum of (A) the difference between (1) the product of (I) fifty one-hundredths (0.50), (II) the Award Amount and (III) the quotient yielded by dividing the cumulative Qualified Revenues from April 1, 2003 through and including June 30, 2005 by Forty Million Dollars ($40,000,000) and (2) the sum of (I) the December 2003 Revenue Amount, (II) the June 2004 Revenue Amount and (III) the December 2004 Revenue Amount, plus (B) that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the quotient yielded by dividing $1,250,000 by the Parent Stock Price.

     Notwithstanding the foregoing, (a) in no event shall the total number of shares of Parent Common Stock to be distributed by Parent pursuant to this Program exceed the Award Amount and (b) to the extent that Parent has distributed the entire Award Amount prior to a particular Distribution Date, Parent shall not be required to make any distribution pursuant to this Program on such Distribution Date.

          (c) Amounts not Distributable.

     Any portion of the Award Amount that is not distributable to the Eligible Employees at or prior to August 14, 2005 will be retained permanently by Parent, and no Eligible Employee or any other person or entity shall have any right or claim to such retained amounts.

          (d) No Fractional Shares.

     No fraction of a share of Parent Common Stock shall be issued in payment of the Award Amount, but in lieu thereof each Eligible Employee otherwise entitled to a fraction of a share of Parent Common Stock shall be entitled to receive, subject to applicable withholding taxes, if any, an amount of cash determined by multiplying the Parent Stock Price by the fractional share interest to which such Eligible Employee would otherwise be entitled.

          (e) Award Rights Not Transferable.

     No Eligible Employee may sell, exchange, transfer or otherwise dispose of his or her right to receive any portion of the Award Amount, other than by the laws of descent and distribution or succession, and any transfer in violation of this subsection (h) shall not be recognized.

     5.     Award Distributions; Stockholder Representative Objections.

          (a) Award Notice to Stockholder Representative.

     Not later than fifteen (15) days prior to each applicable Distribution Date, Parent shall deliver to the Stockholder Representative a memorandum (the “Award Notice”) (i) stating the number of shares of Parent Common Stock to be distributed at the applicable Distribution Date and (ii) specifying in reasonable detail the calculation of the portion of the Award Amount to be distributed by Parent, with the basis for such calculation (including the amount of Qualified Revenues) and any supporting documentation, as applicable.

          (b) Stockholder Representative Objection.

     The Stockholder Representative shall have fifteen (15) days after his or her receipt of the Award Notice to make an objection (in writing) to any item in the Award Notice, and such statement will have been delivered to Parent prior to the expiration of such fifteen (15) day period.

          (c) Resolutions of Conflicts.

     To the extent not specifically and expressly disputed in a timely manner by the Stockholder Representative, Parent’s calculation of the portion of the Award Amount to be distributed by Parent shall be conclusive and binding on the Eligible Employees. If the Stockholder Representative objects in writing to any distribution of a portion of the Award Amount prior to the expiration of the fifteen (15) day period, Parent and the Stockholder Representative shall resolve such conflict in accordance with the procedures set forth in Section 7.2(g) of the Merger Agreement.

          (d) Support for Achievement of Qualified Revenues.

     Parent shall provide to the Surviving Corporation reasonably adequate resources and support through June 30, 2005 for the achievement of Qualified Revenues by the Surviving Corporation. Without limiting the generality of the foregoing, Parent agrees to use commercially reasonable efforts to ensure that management, engineering and sales resources substantially equivalent to the management, engineering and sales resources of the Company immediately prior to the Effective Time shall be made available to the Surviving Corporation in respect of the development, marketing and sale of Qualified Products for the period through and including the final Distribution Date, subject at all times to any event beyond Parent’s reasonable control that materially and adversely affects the continued economic and business prospects of the Surviving Corporation. Following any material breach of Parent’s obligations under this clause (d), (i) on the Distribution Date immediately following such breach Parent shall cause to be released and distributed pursuant to the Program a number of shares of Parent Common Stock equal the excess of (A) the number of shares of Parent Common Stock (rounded down to the nearest whole share) that is equal to the quotient yielded by dividing Five Million Dollars ($5,000,000) by the Parent Stock Price, over (B) the total number of shares of Parent Common Stock distributed pursuant to this Program on previous Distribution Dates pursuant to clause “(A)” of each of Sections 4(b)(i), 4(b)(ii), and 4(b)(iii) above (as applicable), and (ii) thereafter Parent shall continue to be obligated for all amounts otherwise payable under clause “(B)” of each of Sections 4(b)(i), 4(b)(ii), 4(b)(iii) and 4(b)(iv) above. Recovery pursuant to this clause (d) shall be the sole and exclusive remedy of the Stockholder Representative or any Eligible Employee for any such breach by Parent.

     6.     Registration of Stock.

As soon a practicable, but in no event later than forty-five (45) days after the Effective Time, Parent will file, if available for use by Parent, with the SEC a registration statement on Form S-8 (or other available form) registering the maximum number of shares of Parent Common Stock distributable under this Program.

     7.     Taxation of Benefits.

     Any awards of Parent Common Stock pursuant to this Program will be subject to applicable withholding taxes, if any.

     8.     Administration.

     The Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of this Program, and to construe and interpret this Program and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of this Program, including, but not limited to, the eligibility to participate in this Program and the amount of any award of Parent Common Stock pursuant to this Program, to the extent consistent with the terms of this Program. The rules, interpretations, computations and other actions of the Administrator shall be binding and conclusive on all Eligible Employees.

     9.     Amendment, Modification and Termination.

The Administrator expressly reserves the right to amend, modify or terminate this Program, including whether to issue an award of Parent Common Stock under this Program, at any time and for any reason; provided, however, that no such amendment, modification or termination shall affect the right of an Eligible Employee to receive any award of Parent Common Stock required to be distributed by Parent as of any Distribution Date under the terms of this Program as it existed at the Effective Time.

     10.     At-will Employment.

     This Program is neither intended to confer upon any Eligible Employee any right with respect to continuing the Eligible Employee’s relationship as an employee of Tellabs or any subsidiary of Tellabs, including the Surviving Corporation nor shall it interfere in any way with a Eligible Employee’s right or Tellab’s right (or the right of any subsidiary of Tellabs, including the Surviving Corporation) to terminate such relationship at any time, with or without cause, and with or without notice.

     11.     Governing Law.

This Program is governed by the internal substantive laws but not the choice of law rules of the State of Illinois.

     12.     Binding on Successors.

     This Program will be binding on any Successor of Parent and, in the event that any Person acquires all or substantially all of the assets or business of the Surviving Corporation (an “Acquiring Person”), Parent shall require that such Acquiring Person assume the obligations of Parent hereunder. Any such Successor or Acquiring Person will be deemed substituted for the Parent under the terms of this Program for all purposes. Such Successor or Acquiring Person shall make payment of any remaining portion of the Award Amount, if and when earned, by distributing in lieu of each share of Parent Common Stock that would have otherwise been distributable by Parent hereunder, at its discretion (i) an amount of cash equal to the Parent Stock Price, or (ii) in the event that the common stock of such Successor or Acquiring Person is listed on any stock exchange or a national market system, including without limitation the Nasdaq National Market, that number of shares of the common stock of such Successor or Acquiring Person, as the case may be, equal to the quotient yielded by dividing the Parent Stock Price by the closing price of the common stock of such Successor or Acquiring Person on the applicable stock exchange or national market system on the closing date of the applicable acquisition by such Successor or Acquiring Person (the “Acquisition Date”). Notwithstanding the foregoing, in the event that any such Successor or Acquiring Person refuses to assume the obligations of Parent under the Program, then on or prior to the Acquisition Date, Parent shall cause to be released and distributed a number of shares of Parent Common Stock equal to the excess of (1) the Award Amount, over (2) the total number of shares of Parent Common Stock distributed pursuant to the Program on any Distribution Dates prior to the Acquisition Date.

EXHIBIT A

QUALIFIED PRODUCTS

Viva1050 Multi-Service IP Switch

Product Code	CLEI Code	Description

BASE SYSTEMS & COMPONENTS
V1050-DC	CNMHC00BRA	Viva1050 Multi-Service IP Switch Base Unit — DC Power[must order VivOS separately]
V1050-AC	CNMHD00BRA	Viva1050 Multi-Service IP Switch Base Unit — AC Power [must order VivOS separately]
SYSTEM SOFTWARE
V1-VIVOS	NA	VivOS — Viva1050 Multi-Service Operating System Software
V1-Upgarde	NA	VivOS — Viva1050 Upgrade Subscription
PHYSICAL LINE MODULES (PLM)
V1-PLM048-10	CNS2SSKCAA	1port OC-48/STM-16 Multi-Service PLM — SMF SR
V1-PLM048-20	CNS2SSLCAA	1port OC-48/STM-16 Multi-Service PLM — SMF IR
V1-PLM048C-10	CNS2STKCAA	1port OC-48c/STM-16c Multi-Service PLM — SMF SR
V1-PLM048C-20	CNS2STLCAA	1port OC-48c/STM-16c Multi-Service PLM — SMF IR
V1-PLM012-20	CNS2SULCAA	4port OC-12/STM-4 Multi-Service PLM - SMF IR
V1-PLM012-30	CNS2SUMCAA	4port OC-12/STM-4 Multi-Service PLM - SMF LR
V1-PLM012C-2	CNS2SVLCAA	4port OC-12c/STM-4c Multi-Service PLM — SMF IR
V1-PLM012C-30	CNS2SVMCAA	4port OC-12c/STM-4c Multi-Service PLM — SMF LR
V1-PLM003T-20	CNS2TWLCAA	4port OC-3/STM-1 Multi-Service/TDM PLM — SMF IR
V1-PLM003T-30	CNS2TWMCAA	4port OC-3/STM-1 Multi-Service/TDM PLM — SMF LR
V1-PLM003C-20	CNS3SX0BAA	4port OC-3c/STM-1 Multi-Service PLM - SMF IR
V1-PLM003C-30	CNS3SY0BAA	4port OC-3c/STM-1 Multi-Service PLM - SMF LR
V1-PLM003C-42	CNS3SZ0BAA	4port OC-3c/STM-1 Multi-Service PLM - MMF
V1-PLMGE-20	CNS2MYPCAA	4port Gigabit Ethernet PLM - 1000BaseLX (Includes 4 LC/SFP optics)

V1-PLMGE-10	CNS2MZRCAA	4port Gigabit Ethernet PLM - 1000BaseSX (Includes 4 LC/SFP optics)
V1-PLMGE-12	CNS2MZSCAA	4port Gigabit Ethernet PLM - 1000BaseSX (Includes 4 MT-RJ/SFP optics)

Viva5100 Multi-Service IP Switch

Product Code	CLEI Code	Description

BASE SYSTEMS & COMPONENTS
V5100-BASE	BUNDLE: CNMHE00BRA CNCMGS0GAA	Viva5100 Multi-Service IP Switch Base Unit (2 SCC Bundle) [Bundle includes 1 V5100-DC + 2 V5100-SCC; must order VivOS separately]
V5100-SCC	CNCMGS0GAA	Viva5100 Switch and Control Card (SCC)
V5100-ULC	CNS3RU0BAA	Viva5100 Universal Line Card (ULC)
V5100-DC	CNMHE00BRA	Viva5100 Chassis/Shelf Unit [must order VivOS separately]
SYSTEM SOFTWARE
V5-VIVOS	NA	VivOS — Viva5100 Multi-Service Operating System Software
V5-Upgrade	NA	VivOS- Viva5100 Upgrade Subscription
PHYSICAL LINE MODULES (PLM)
V5-PLM192C-10	CNS3SV0BAA	1port OC-192c/STM-64c Multi-Service PLM - SMF SR-0 [includes integrated ULC]
V5-PLM192C-11	CNS3SW0BAA	1port OC-192c/STM-64c Multi-Service PLM - SMF SR-1 [includes integrated ULC]
V5-PLM192C-22	-	1port OC-192c/STM-64c Multi-Service PLM - SMF IR-2 [includes integrated ULC]
V5-PLM10GE-20	-	1port 10Gigabit Ethernet PLM — SMF LR (LAN PHY) [includes integrated ULC]
V5-PLM10GE-21	-	1port 10Gigabit Ethernet PLM — SMF LW (WAN PHY) [includes integrated ULC]
V5-PLM048-10	CNS2SSKCAA	1port OC-48/STM-16 Multi-Service PLM - SMF SR
V5-PLM048-20	CNS2SSLCAA	1port OC-48/STM-16 Multi-Service PLM - SMF IR
V5-PLM048C-10	CNS2STKCAA	1port OC-48c/STM-16c Multi-Service PLM - SMF SR
V5-PLM048C-20	CNS2STLCAA	1port OC-48c/STM-16c Multi-Service PLM - SMF IR

V5-PLM012-20	CNS2SULCAA	4port OC-12/STM-4 Multi-Service PLM - SMF IR
V5-PLM012-30	CNS2SUMCAA	4port OC-12/STM-4 Multi-Service PLM - SMF LR
V5-PLM012C-20	CNS2SVLCAA	4port OC-12c/STM-4c Multi-Service PLM - SMF IR
V5-PLM012C-30	CNS2SVMCAA	4port OC-12c/STM-4c Multi-Service PLM - SMF LR
V5-PLM003T-20	CNS2TWLCAA	4port OC-3/STM-1 Multi-Service/TDM PLM - SMF IR
V5-PLM003T-30	CNS2TWMCAA	4port OC-3/STM-1 Multi-Service/TDM PLM - SMF LR
V5-PLM003C-20	CNS3SX0BAA	4port OC-3c/STM-1 Multi-Service PLM - SMF IR
V5-PLM003C-30	CNS3SY0BAA	4port OC-3c/STM-1 Multi-Service PLM - SMF LR
V5-PLM003C-42	CNS3SZ0BAA	4port OC-3c/STM-1 Multi-Service PLM - MMF
V5-PLMGE-20	CNS2MYPCAA	4port Gigabit Ethernet PLM — 1000BaseLX (Includes 4 LC/SFP optics)
V5-PLMGE-10	CNS2MZRCAA	4port Gigabit Ethernet PLM — 1000BaseSX (Includes 4 LC/SFP optics)
V5-PLMGE-12	CNS2MZSCAA	4port Gigabit Ethernet PLM — 1000BaseSX (Includes 4 MT-RJ/SFP optics)

VivaESP Management System

Product Code	Description

V-ESP-SW	VivaESP Management System Server Software
V-ESP-C1	VivaESP Client License (Single User)
V-ESP-C5	VivaESP Client License (5 Users)
V-ESP-C10	VivaESP Client License (10 Users)
V-ESP-upgrade (2)	VivaESP Upgrade Subscription